D. Brooks and Associates CPA's, P.A.

Certified Public Accountants ● Certified Valuation Analysts

February 14, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of Omega Commercial Finance Corporation's (the "Company") Form 8-K dated February 14, 2017 and are in agreement with the statements relating only to D. Brooks and Associates CPA's contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

D. Brooks and Associates CPA's, P.A.

D. Brooks and Associates, CPA's, P.A.